EXHIBIT 99

For Immediate Release

TradeStation Group Reports Record Quarterly Earnings And 5th Consecutive Quarter Of Record Brokerage Revenues

Account Base Grows 268% and Trading Activity Grows 497% in 2002

     Plantation FL, February 25, 2003 — TradeStation Group, Inc. (NasdaqNM: TRAD) today reported 2002 fourth quarter net income of $0.05 per share (diluted), and a 102% increase in brokerage revenues from the 2001 fourth quarter. Also, TradeStation’s brokerage client account base grew 268%, and the trading activity of that client base grew 497%, in 2002. TradeStation Group is the parent company of the award-winning TradeStation Securities direct-access brokerage (Member NASD, SIPC and NFA), and TradeStation Technologies, the award-winning software development and subscription service company.

Company Posts Record Brokerage Revenues For Fifth Consecutive Quarter — An Increase of 102% Over Fourth Quarter 2001

     Brokerage revenues for the 2002 fourth quarter were a record $11.0 million, a 102% increase from 2001 fourth quarter brokerage revenues of $5.5 million. Brokerage revenues for the 2002 year were $38.5 million, a 107% increase from 2001 brokerage revenues of $18.6 million.

     The company had total revenues of $13.4 million in the 2002 fourth quarter, a 47% increase from 2001 fourth quarter total revenues of $9.1 million. Total revenues for 2002 were $48.4 million, an 18% increase from 2001 total revenues of $41.0 million.

     TradeStation Group’s 2002 fourth quarter net income was a record $1.9 million, or $0.05 per share (diluted), a $14.6 million improvement from the 2001 fourth quarter net loss of $12.7 million, or $0.29 per share (diluted). The company’s 2002 net income was $1.8 million, or $0.04 per share (diluted), a $23.7 million improvement from 2001’s net loss of $21.9 million, or $0.49 per share (diluted). The 2001 loss included non-cash charges of $12.8 million, which consisted of $5.3 million for impairment of goodwill and certain intangible assets, $4.8 million to provide a full valuation allowance against deferred tax assets, and a $2.7 million reserve against an insurance claim that was initially denied by the insurance company. Of these $12.8 million of 2001 non-cash charges, $11.5 million were incurred in the 2001 fourth quarter. The company’s 2002

-more-

results included receipt of a $1.25 million settlement from the insurance company which initially denied the insurance claim in 2001.

     “Our 2002 fourth quarter and year-end financial results show truly dramatic growth in revenue and net income over the 2001 fourth quarter and year, even though challenging market conditions have persisted throughout 2002,” said David Fleischman, Chief Financial Officer of the company.

Balance Sheet Remains Strong After Company Repurchases 5 Million Shares

     During the second half of 2002, the company used $6.9 million of its available cash to purchase 5 million shares of its outstanding common stock, 4 million shares pursuant to an announced stock buy back plan, and 1 million shares in an unrelated, isolated, private transaction several weeks later. Approximately 3.4 million shares were purchased in Q4 2002 for a total purchase price of approximately $4.75 million, and approximately 1.6 million shares were purchased in Q3 2002 for a total purchase price of approximately $2.15 million.

     Even after the use of $6.9 million in 2002 to repurchase its common stock, at December 31, 2002 TradeStation Group had cash and cash equivalents of $16.4 million ($3.4 million of which was restricted cash), as compared to $20.0 million ($3.6 million of which was restricted cash) at December 31, 2001. The company has no indebtedness other than $1.4 million of capital lease obligations.

TradeStation Brokerage Account Base Grows 268% in 2002

     TradeStation Securities reported 7,825 equities and futures TradeStation 6 brokerage accounts at year end, a 268% increase from December 31, 2001, and a 16% increase from September 30, 2002.

     “We added, net, 1,104 accounts during the 2002 fourth quarter and produced record net income and record brokerage revenues,” said Bill Cruz, Co-Chairman and Co-CEO. “These results make a powerful statement about the leverage of our TradeStation brand and active trader business model, one that is dramatically emphasized when reviewing our financial results in today’s market conditions. While virtually every major online brokerage firm has experienced a decline or flatness in its daily average revenue trades in 2002, TradeStation has achieved record brokerage revenues for the fifth consecutive quarter, and 268% account

-more-

growth from the prior year,” said Cruz. “We believe the features and benefits offered by the TradeStation platform, along with our commitment to providing outstanding service, are the main reasons active traders are choosing our brokerage services over those offered by our competitors. Our company’s performance in these economic circumstances gives us great confidence about what we can expect when market conditions improve.”

TradeStation Brokerage Equities Client Trading Activity of 13,000 Daily Average Revenue Trades Increases 23% Over Prior Quarter and 497% Over Prior Year; Futures Client Trading Activity of 4,300 Daily Average Revenue Trades Increases 28% Over Prior Quarter and 1,195% Over Prior Year

     The company experienced the following daily trading results with respect to TradeStation 6 platform equities and futures accounts in the 2002 fourth quarter:

Equities Account Statistics	Q4 02	Q3 02	% Increase	Q4 01	% Increase

Daily average revenue trades	12,990	10,524	23%	2,177	497%

Futures Account Statistics	Q4 02	Q3 02	% Increase	Q4 01	% Increase

Daily average revenue trades (a “trade” includes both the initiating and closing trades)	4,261	3,330	28%	329	1,195%

TradeStation Securities’ Brokerage Clients Trade 641 Times Per Year — Account Metrics Among The Best In The Industry

     Equities brokerage clients using the TradeStation 6 platform generated the following client account metrics in the 2002 fourth quarter:

Client Account Metrics

Annualized average revenue per account	$5,305
Annualized trades per account	641
Average assets per account	$102,138

     “The metrics on TradeStation Securities client accounts are among the best in the industry,” said Cruz. “Our average TradeStation brokerage client traded more than 160 times in the 2002 fourth quarter, more than

-more-

640 trades on an annualized basis. The power of this business model, from a cost-leverage and productivity point of view, is quite remarkable. To put it in perspective, consider that TradeStation has less than two one-thousandths the number of accounts of E*Trade (NYSE: ET), yet about 15% of its daily average revenue trade volume. TradeStation also has less than two one-thousandths the number of accounts of Ameritrade (Nasdaq: AMTD), which now includes Datek, yet more than 9% of its daily average revenue trade volume. And, we have less than one one-thousandth the number of accounts of Charles Schwab (NYSE: SCH), yet about 10% of Schwab’s daily average revenue trade volume.

     “And I must emphasize,” continued Cruz, “that TradeStation Securities does not engage in proprietary trading — all of those trades were made by our brokerage clients using their own funds. Further, we have not relied on any large institutional service bureau or similar arrangement to generate those numbers. More than 90% of our accounts are retail individual accounts from the active trader market. We are emerging as a unique and major player in the online brokerage industry.”

Conference Call

     At 11:00, a.m., eastern time, today, the management of TradeStation Group will conduct an analyst conference call to discuss the company’s 2002 fourth quarter results. All company shareholders and the public are invited to listen. The telephone conference will be broadcast live via the Internet at www.TradeStation.com. The live webcast will be accompanied by slides of graphs and charts. A rebroadcast of the call will be accessible for approximately 90 days.

About TradeStation Group, Inc.

     TradeStation Group, Inc. (NasdaqNM: TRAD), through its operating subsidiary, TradeStation Securities, Inc., offers the TradeStation platform to institutional, professional and serious, active individual traders. TradeStation is an electronic trading platform that enables clients to design, test and monitor their own custom trading strategies and then automate them with direct-access order execution. The trading platform currently offers streaming real-time equities, options, and futures market data. Equities and options transactions are cleared through Bear, Stearns Securities Corp. (NYSE: BSC) and futures transactions are cleared through Refco, LLC. The company’s other operating subsidiary, TradeStation Technologies, Inc., develops and offers strategy trading software tools and subscription services, and owns and operates the TradeStationWorld.com strategy trading and development community.

-more-

Forward-Looking Statements

This press release and the conference call being broadcast today contain and/or will contain statements that are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this press release or the conference call the words “believe,” “plan,” “estimate,” “expect,” “intend,” “designed,” “anticipate,” “may,” “will,” “should,” “could,” “become,” “upcoming,” “potential,” “pending” and similar expressions, if and to the extent used, are intended to identify forward-looking statements. All forward-looking statements are based largely on current expectations and beliefs concerning future events that are subject to substantial risks and uncertainties. Actual results may differ materially from the results suggested herein or on the conference call. Factors that may cause or contribute to the various potential differences include, but are not limited to, the effect the company’s new commission pricing structure (which was implemented in the 2002 second quarter and modified in the 2002 third quarter), and any ongoing modifications to that pricing structure, will have on brokerage revenue and profitability; market pressure to lower substantially pricing on brokerage and subscription services as a result of such services being provided at lower or no additional costs by brokerages, financial institutions and other financial companies to their customers, or for other market reasons; the impact of planned reductions in advertising expenditures for 2003 (as compared to 2002 expenditures); the company’s ability (or lack thereof) to achieve significant net increases in brokerage accounts quarter over quarter; technical difficulties or errors in the products and/or services, particularly the new TradeStation 7 release planned for next month; the appeal of the company’s products and services to the institutional market (given the company’s limited experience selling to that market); the company’s brokerage client base trading with an average frequency and/or volume lower than the company anticipates; adverse results in pending or possible future litigation against the company that are significantly different than is currently estimated; the amount of unexpected legal, consultation and professional fees; potential NASD or other broker-dealer regulatory issues relating to brokerage businesses that focus on active traders; the scalability, possible performance failures and reliability of the company’s server farm/data network; the entrance of new competitors or competitive products or services into the market; other items, events and unpredictable costs or revenue impact that may occur; and other risks and uncertainties indicated from time to time in the company’s filings with the Securities and Exchange Commission including, but not limited to, the company’s Annual Report on Form 10-K for the year ended December 31, 2001, and its first, second and third quarter 2002 earnings releases and Quarterly Reports on Form 10-Q, as well as other SEC filings and company press releases.

Contact —

David H. Fleischman
Chief Financial Officer
TradeStation Group, Inc.
954-652-7000

-more-

TRADESTATION GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

	(Unaudited)
REVENUES:
Brokerage revenues	$11,046,389	$5,471,898	$38,493,928	$18,601,627
Subscription fees	1,723,133	1,814,481	6,638,516	9,566,566
Other	618,100	1,824,930	3,258,667	12,818,950

Total revenues	13,387,622	9,111,309	48,391,111	40,987,143

OPERATING EXPENSES:
Clearing and execution costs	3,515,725	1,759,741	11,311,828	5,771,610
Data center costs	1,163,802	1,215,633	4,890,729	5,301,917
Technology development	1,794,336	1,811,374	8,850,858	9,308,563
Sales and marketing	2,700,465	2,302,846	12,473,344	11,325,049
General and administrative	2,234,945	1,956,815	9,882,400	12,924,434
Amortization of intangible assets	118,391	1,596,128	891,259	6,198,264
(Recovery of) provision for insurance loss	—	1,357,249	(1,250,000)	2,707,249
Impairment of goodwill and intangible assets	—	5,285,497	—	5,285,497

Total operating expenses	11,527,664	17,285,283	47,050,418	58,822,583

Income (loss) from operations	1,859,958	(8,173,974)	1,340,693	(17,835,440)
OTHER INCOME, net	16,622	114,462	427,063	598,708

Income (loss) before income taxes	1,876,580	(8,059,512)	1,767,756	(17,236,732)
INCOME TAX PROVISION (BENEFIT)	(3,569)	4,660,723	3,605	4,668,132

Net income (loss)	$1,880,149	$(12,720,235)	$1,764,151	$(21,904,864)

EARNINGS (LOSS) PER SHARE:
Basic	$0.05	$(0.29)	$0.04	$(0.49)

Diluted	$0.05	$(0.29)	$0.04	$(0.49)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	40,623,764	44,521,893	43,328,103	44,458,689

Diluted	40,710,736	44,521,893	43,386,250	44,458,689

—more—

TRADESTATION GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2002	2001

ASSETS:

Cash and cash equivalents, including restricted cash of $3,427,290 and $3,617,282 at December 31, 2002 and 2001, respectively	$16,410,146	$19,981,591
Receivables from clearing firms	751,220	255,146
Securities owned, at market value	66,000	415,928
Accounts receivable	181,826	330,300
Property and equipment, net	4,348,752	3,224,518
Intangible assets, net	244,337	1,748,096
Other assets	615,513	865,424

Total assets	$22,617,794	$26,821,003

LIABILITIES AND SHAREHOLDERS’ EQUITY:

LIABILITIES:
Accounts payable	$1,947,602	$1,596,244
Accrued expenses	6,894,616	6,360,374
Capital lease obligations	1,382,264	1,406,872

Total liabilities	10,224,482	9,363,490
COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY	12,393,312	17,457,513

Total liabilities and shareholders’ equity	$22,617,794	$26,821,003

# # #